UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported):

February 23, 2005

ESCHELON TELECOM, INC.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-50706	41-1843131
(Commission File No.)	(IRS Employer Identification No.)

730 Second Avenue Minneapolis, MN 55402
(Address of principal executive offices and zip code)

(612) 376-4400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On February 23, 2005, Eschelon Telecom, Inc. (“Eschelon”) was served with notice that a suit has been filed in the United States District Court for the Western District of New York by Global Crossing Bandwidth, Inc., against Eschelon alleging that it has breached a carrier services agreement with the plaintiff, seeking $8.4 million plus related charges allegedly owing under the agreement and seeking a declaration that it is entitled to terminate the carrier services agreement.  It is possible that the plaintiff may add additional claims.  Eschelon disputes the allegations made by Global Crossing and intends to defend the litigation vigorously.

Caution Regarding Forward-Looking Statements

This Form 8-K contains certain forward-looking statements by Eschelon that involve risks and uncertainties and reflect Eschelon’s judgment as of the date of this filing. These statements include those related to merits of the lawsuit and defenses to the allegations contained in the lawsuit and the uncertainties of litigation.  Actual events or results may differ from Eschelon’s expectations. There can be no assurance that Eschelon will successfully defend the lawsuit. Additional information concerning these and other risk factors that could affect Eschelon’s results is included in its filings with the Securities and Exchange Commission. Eschelon undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 28, 2005	Eschelon Telecom, Inc.

/s/ Geoffrey M. Boyd
	By:	Geoffrey M. Boyd
	Title:	Chief Financial Officer